Exhibit 99.3


                                  May 23, 2006




Dear Stockholder:

                                   A REMINDER

The General Motors Corporation Annual Meeting of Stockholders is scheduled to be held on June 6, 2006. According to our latest records, we have not yet received your voting instructions for this meeting.

A GM stockholder, John Lauve, recently filed materials with the Securities and Exchange Commission indicating that he may seek proxies for his own slate of director candidates at the Annual Meeting. GM's Board believes that electing the Lauve slate is not in the best interests of our stockholders and strongly recommends that you vote in favor of the Board's nominees, who are described in the proxy material you have received from GM. The Board also urges you to vote NO on items 3 through 8.

Your vote is important. We urge you to give the proxy materials your immediate attention, and then submit your voting instructions via the Internet or by telephone, or sign and return the enclosed voting instruction form in the postage paid envelope provided.

Please disregard this notice if you have already submitted your voting instructions.

Thank you for your cooperation and your prompt response.


                                   Sincerely,


                                   /S/Nancy E. Polis
                                   Nancy E. Polis
                                   Corporate Secretary

Enclosures